Exhibit 99.1

PART I - FINANCIAL INFORMATION

    As further discussed in Note 13 to our condensed consolidated financial statements herein, our condensed consolidated financial statements for all periods presented herein have been updated to retrospectively reflect the reorganization of our reportable segments resulting from the merger transaction with Pride International, Inc. (the "Merger") completed on May 31, 2011, pursuant to which Pride International became an indirect, wholly-owned subsidiary of Ensco plc.  This filing includes updates only to the portions of Item 1 and Item 2 of the Form 10-Q that specifically relate to the updated segment disclosures resulting from the Merger and management reorganization and does not otherwise modify or update any other disclosures set forth in the Form 10-Q.

Item 1.  Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Ensco plc:

    We have reviewed the condensed consolidated balance sheet of Ensco plc and subsidiaries as of March 31, 2011, the related condensed consolidated statements of income for the three-month periods ended March 31, 2011 and 2010, and the related condensed consolidated statements of cash flows for the three-month periods ended March 31, 2011 and 2010. These condensed consolidated financial statements are the responsibility of the Company's management.

    We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

    Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

    We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Ensco plc and subsidiaries as of December 31, 2010, and the related consolidated statements of income and cash flows for the year then ended (not presented herein); and in our report dated February 24, 2011, except for the change in reportable segments as described in Note 13, as to which the date is January 13, 2012, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2010, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ KPMG LLP

Dallas, Texas

April 29, 2011, except for the change in reportable segments as described in Note 13, as to which the date is January 13, 2012

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)
	Three Months Ended
	March 31,
	2011	2010

OPERATING REVENUES	$361.5	$448.6
OPERATING EXPENSES
Contract drilling (exclusive of depreciation expense)	191.6	182.4
Depreciation	59.5	51.7
General and administrative	30.1	20.6
	281.2	254.7
OPERATING INCOME	80.3	193.9
OTHER INCOME, NET	2.2	3.1
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	82.5	197.0
PROVISION FOR INCOME TAXES
Current income tax expense	26.3	23.2
Deferred income tax (benefit) expense	(9.3)	11.8
	17.0	35.0
INCOME FROM CONTINUING OPERATIONS	65.5	162.0
DISCONTINUED OPERATIONS
Income from discontinued operations, net	--	.4
Gain on disposal of discontinued operations, net	--	29.2
	--	29.6
NET INCOME	65.5	191.6
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(.9)	(1.8)
NET INCOME ATTRIBUTABLE TO ENSCO	$ 64.6	$189.8
EARNINGS PER SHARE - BASIC
Continuing operations	$ .45	$ 1.12
Discontinued operations	--	.21
	$ .45	$ 1.33
EARNINGS PER SHARE - DILUTED
Continuing operations	$ .45	$ 1.12
Discontinued operations	--	.21
	$ .45	$ 1.33
NET INCOME ATTRIBUTABLE TO ENSCO SHARES
Basic	$ 63.6	$187.4
Diluted	$ 63.6	$187.4
WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	141.2	140.7
Diluted	141.4	140.8
CASH DIVIDENDS PER SHARE	$ .35	$ .025

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and par value amounts)

	March 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,432.1	$1,050.7
Accounts receivable, net	269.3	214.6
Other	183.8	171.4
Total current assets	3,885.2	1,436.7

PROPERTY AND EQUIPMENT, AT COST	7,012.0	6,744.6
Less accumulated depreciation	1,752.9	1,694.7
Property and equipment, net	5,259.1	5,049.9
GOODWILL	336.2	336.2

OTHER ASSETS, NET	184.6	228.7
	$9,665.1	$7,051.5
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable – trade	$ 296.4	$ 163.5
Accrued liabilities and other	155.9	168.3
Short-term debt	2,462.9	--
Current maturities of long-term debt	17.2	17.2
Total current liabilities	2,932.4	349.0

LONG-TERM DEBT	240.1	240.1

DEFERRED INCOME TAXES	350.0	358.0

OTHER LIABILITIES	150.7	139.4

COMMITMENTS AND CONTINGENCIES

ENSCO SHAREHOLDERS' EQUITY
Class A ordinary shares, U.S. $.10 par value, 450.0 million shares authorized, 150.0 million shares issued	15.0	15.0
Class B ordinary shares, £1 par value, 50,000 shares authorized and issued	.1	.1
Additional paid-in capital	648.3	637.1
Retained earnings	5,319.4	5,305.0
Accumulated other comprehensive income	13.2	11.1
Treasury shares, at cost, 6.6 million shares and 7.1 million shares	(9.3)	(8.8)
Total Ensco shareholders' equity	5,986.7	5,959.5

NONCONTROLLING INTERESTS	5.2	5.5
Total equity	5,991.9	5,965.0
	$9,665.1	$7,051.5

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Three Months Ended March 31,
	2011	2010
OPERATING ACTIVITIES
Net income	$ 65.5	$ 191.6
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation expense	59.5	51.7
Share-based compensation expense	11.5	10.7
Deferred income tax (benefit) expense	(9.3)	11.8
Amortization expense	5.5	10.8
Income from discontinued operations, net	--	(.4)
Gain on disposal of discontinued operations, net	--	(29.2)
Other	(2.9)	.2
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(55.7)	14.7
Decrease in trading securities	49.3	5.4
(Increase) decrease in other assets	(9.2)	4.3
Increase (decrease) in liabilities	11.0	(111.9)
Net cash provided by operating activities of continuing operations	125.2	159.7

INVESTING ACTIVITIES
Additions to property and equipment	(131.0)	(167.5)
Proceeds from disposal of discontinued operations	--	94.7
Proceeds from disposition of assets	.5	.2
Net cash used in investing activities	(130.5)	(72.6)

FINANCING ACTIVITIES
Proceeds from short-term borrowings	2,462.8	--
Cash dividends paid	(50.2)	(3.5)
Financing costs	(25.5)	--
Other	(.5)	(1.3)
Net cash provided by (used in) financing activities	2,386.6	(4.8)

Effect of exchange rate changes on cash and cash equivalents	.1	(.5)
Net cash provided by operating activities of discontinued operations	--	6.2

INCREASE IN CASH AND CASH EQUIVALENTS	2,381.4	88.0

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,050.7	1,141.4

CASH AND CASH EQUIVALENTS, END OF PERIOD	$3,432.1	$1,229.4

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENSCO PLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1 - Unaudited Condensed Consolidated Financial Statements

    Basis of Presentation

    We prepared the accompanying condensed consolidated financial statements of Ensco plc and subsidiaries (the "Company", "Ensco", "we" or "us") in accordance with accounting principles generally accepted in the United States of America ("GAAP"), pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") included in the instructions to Form 10-Q and Article 10 of Regulation S-X. The financial information included in this report is unaudited but, in our opinion, includes all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of our financial position, results of operations and cash flows for the interim periods presented. The December 31, 2010 condensed consolidated balance sheet data were derived from our 2010 audited consolidated financial statements but do not include all disclosures required by GAAP. Certain previously reported amounts have been reclassified to conform to the current year presentation. The preparation of our condensed consolidated financial statements requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, the related revenues and expenses and disclosures of gain and loss contingencies as of the date of the financial statements. Actual results could differ from those estimates.

    The financial data for the quarters ended March 31, 2011 and 2010 included herein have been subjected to a limited review by KPMG LLP, our independent registered public accounting firm. The accompanying independent registered public accounting firm's review report is not a report within the meaning of Sections 7 and 11 of the Securities Act of 1933, and the independent registered public accounting firm's liability under Section 11 does not extend to it.

    Results of operations for the quarter ended March 31, 2011 are not necessarily indicative of the results of operations that will be realized for the year ending December 31, 2011. It is recommended that these condensed consolidated financial statements be read in conjunction with our audited consolidated financial statements and notes thereto for the year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the SEC on February 24, 2011.

    Pending Merger with Pride

    On February 6, 2011, Ensco plc entered into an Agreement and Plan of Merger with Pride International, Inc., a Delaware corporation (“Pride”), ENSCO International Incorporated, a Delaware corporation and a wholly-owned subsidiary and predecessor of Ensco, and ENSCO Ventures LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of Ensco (“Merger Sub”). Pursuant to the merger agreement and subject to the conditions set forth therein, Merger Sub will merge with and into Pride, with Pride as the surviving entity and an indirect, wholly-owned subsidiary of Ensco.  As a result of the merger, each outstanding share of Pride’s common stock (other than shares of common stock held directly or indirectly by Ensco, Pride or any wholly-owned subsidiary of Ensco or Pride (which will be cancelled as a result of the merger), those shares with respect to which appraisal rights under Delaware law are properly exercised and not withdrawn and other shares held by certain U.K. residents if determined by Ensco) will be converted into the right to receive $15.60 in cash and 0.4778 Ensco American depositary shares, each representing one Class A ordinary share ("ADS" or "share").  Under certain circumstances, U.K. residents may receive all cash consideration as a result of compliance with legal requirements.

    We estimate that the total consideration to be delivered in the merger to be approximately $7.9 billion, consisting of $2.8 billion of cash, the delivery of approximately 86.0 million Ensco ADSs (assuming that no Pride employee stock options are exercised before the closing of the merger) with an aggregate value of $5.1 billion based on the closing price of Ensco ADSs of $59.10 on April 25, 2011 and the estimated fair value of $32.0 million of Pride employee stock options assumed by Ensco.  The value of the merger consideration will fluctuate based upon changes in the price of Ensco ADSs and the number of shares of Pride common stock and employee stock options outstanding on the closing date. The merger agreement and the merger were approved by the respective Boards of Directors of Ensco and Pride.  Consummation of the merger is subject to the approval of the shareholders of Ensco and the stockholders of Pride, regulatory approvals and the satisfaction or waiver of various other conditions as more fully described in the merger agreement.  On March 30, 2011, Ensco and Pride received notice from the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission granting early termination of the waiting period under the Hart-Scott-Rodino Act.  Subject to receipt of remaining required approvals, it is anticipated that the closing of the merger will occur during the second quarter of 2011.

Note 2 - Noncontrolling Interests

    Noncontrolling interests are classified as equity on our consolidated balance sheets, and net income attributable to noncontrolling interests is presented separately on our consolidated statements of income. In our Asia Pacific operating segment, local third parties hold a noncontrolling ownership interest in three of our subsidiaries.

    The following table is a reconciliation of income from continuing operations attributable to Ensco for the quarters ended March 31, 2011 and 2010 (in millions):

	2011	2010

Income from continuing operations	$65.5	$162.0
Income from continuing operations attributable to noncontrolling interests	(.9)	(1.6)
Income from continuing operations attributable to Ensco	$64.6	$160.4

    The following table is a reconciliation of income from discontinued operations, net, attributable to Ensco for the quarter ended March 31, 2010 (in millions):

2010

Income from discontinued operations	$29.6
Income from discontinued operations attributable to noncontrolling interests	(.2)
Income from discontinued operations attributable to Ensco	$29.4

Note 3 - Earnings Per Share

    We compute basic and diluted earnings per share ("EPS") in accordance with the two-class method. Net income attributable to Ensco used in our computations of basic and diluted EPS is adjusted to exclude net income allocated to non-vested shares granted to our employees and non-employee directors. Weighted-average shares outstanding used in our computation of diluted EPS includes the dilutive effect of share options using the treasury stock method and excludes non-vested shares.

    The following table is a reconciliation of net income attributable to Ensco shares used in our basic and diluted EPS computations for the quarters ended March 31, 2011 and 2010 (in millions):

	2011	2010

Net income attributable to Ensco	$64.6	$189.8
Net income allocated to non-vested share awards	(1.0)	(2.4)
Net income attributable to Ensco shares	$63.6	$187.4

    The following table is a reconciliation of the weighted-average shares used in our basic and diluted EPS computations for the quarters ended March 31, 2011 and 2010 (in millions):

	2011	2010

Weighted-average shares - basic	141.2	140.7
Potentially dilutive share options	.2	.1
Weighted-average shares - diluted	141.4	140.8

    Antidilutive share options totaling 400,000 and 1.0 million were excluded from the computation of diluted EPS for the quarters ended March 31, 2011 and 2010, respectively.

Note 4 - Derivative Instruments

    Our functional currency is the U.S. dollar. As is customary in the oil and gas industry, a majority of our revenues are denominated in U.S. dollars, however, a portion of the revenues earned and expenses incurred by certain of our subsidiaries are denominated in currencies other than the U.S. dollar ("foreign currencies"). These transactions are remeasured in U.S. dollars based on a combination of both current and historical exchange rates. We use foreign currency forward contracts ("derivatives") to reduce our exposure to foreign currency exchange rate risk. We maintain a foreign currency exchange rate risk management strategy that utilizes derivatives to reduce our exposure to unanticipated fluctuations in earnings and cash flows caused by changes in foreign currency exchange rates. Although no interest rate related derivatives were outstanding as of March 31, 2011 and December 31, 2010, we occasionally employ an interest rate risk management strategy that utilizes derivatives to minimize or eliminate unanticipated fluctuations in earnings and cash flows arising from changes in, and volatility of, interest rates. We minimize our credit risk relating to the counterparties of our derivatives by transacting with multiple, high-quality financial institutions, thereby limiting exposure to individual counterparties, and by monitoring the financial condition of our counterparties. We do not enter into derivatives for trading or other speculative purposes.  All of our derivatives mature in the next 17 months.

    All derivatives were recorded on our condensed consolidated balance sheets at fair value. Accounting for the gains and losses resulting from changes in the fair value of derivatives depends on the use of the derivative and whether it qualifies for hedge accounting.  See "Note 9 - Fair Value Measurements" for additional information on the fair value measurement of our derivatives.

    As of March 31, 2011 and December 31, 2010, our condensed consolidated balance sheets included net foreign currency derivative assets of $13.2 million and $16.4 million, respectively.  Derivatives recorded at fair value in our condensed consolidated balance sheets as of March 31, 2011 and December 31, 2010 consisted of the following (in millions):

	Derivative Assets		Derivative Liabilities
	March 31, 2011	December 31, 2010	March 31, 2011	December 31, 2010

Derivatives Designated as Hedging Instruments
Foreign currency forward contracts - current(1)	$13.3	$16.8	$ .1	$.6
Foreign currency forward contracts - non-current(2)	.2	.1	.3	.1
	13.5	16.9	.4	.7

Derivatives Not Designated as Hedging Instruments
Foreign currency forward contracts – current(1)	.1	.2	.0	--
	.1	.2	.0	--
Total	$13.6	$17.1	$ .4	$.7

(1)
Derivative assets and liabilities that have maturity dates equal to or less than twelve months from the respective balance sheet date were included in other current assets and accrued liabilities and other, respectively, on our condensed consolidated balance sheets.

(2)
Derivative assets and liabilities that have maturity dates greater than twelve months from the respective balance sheet date were included in other assets, net, and other liabilities, respectively, on our condensed consolidated balance sheets.

    We utilize derivatives designated as hedging instruments to hedge forecasted foreign currency denominated transactions ("cash flow hedges"), primarily to reduce our exposure to foreign currency exchange rate risk associated with the portion of our remaining ENSCO 8500 Series® construction obligations denominated in Singapore dollars and contract drilling expenses denominated in various foreign currencies. As of March 31, 2011, we had cash flow hedges outstanding to exchange an aggregate $245.2 million for various foreign currencies, including $132.8 million for Singapore dollars, $95.7 million for British pounds, $8.4 million for Mexican pesos and $8.3 million for other currencies.

    Gains and losses, net of tax, on derivatives designated as cash flow hedges included in our condensed consolidated statements of income for the quarters ended March 31, 2011 and 2010 were as follows (in millions):

	Gain (Loss) Recognized in Other Comprehensive Income ("OCI") (Effective Portion)		(Loss) Gain Reclassified from Accumulated Other Comprehensive Income ("AOCI") into Income (Effective Portion)		(Loss) Gain Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing)(1)
	2011	2010	2011	2010	2011	2010

Interest rate lock contracts(2)	$ --	$ --	$(.1)	$(.1)	$ --	$ --
Foreign currency forward contracts(3)	2.9	(1.4)	.9	1.4	(.4)	.0
Total	$ 2.9	$(1.4)	$ .8	$1.3	$(.4)	$.0

(1)	Gains and losses recognized in income for ineffectiveness and amounts excluded from effectiveness testing were included in other income, net, in our condensed consolidated statements of income.

(2)	Gains and losses on derivatives reclassified from AOCI into income (effective portion) were included in other income, net, in our condensed consolidated statements of income.
(3)	Gains and losses on derivatives reclassified from AOCI into income (effective portion) were included in contract drilling expense in our condensed consolidated statements of income.

    We have net assets and liabilities denominated in numerous foreign currencies and use various methods to manage our exposure to foreign currency exchange rate risk. We predominantly structure our drilling contracts in U.S. dollars which significantly reduces the portion of our cash flows and assets denominated in foreign currencies. We occasionally enter into derivatives that hedge the fair value of recognized foreign currency denominated assets or liabilities but do not designate such derivatives as hedging instruments. In these situations, a natural hedging relationship generally exists whereby changes in the fair value of the derivatives offset changes in the fair value of the underlying hedged items. As of March 31, 2011, we had derivatives not designated as hedging instruments outstanding to exchange an aggregate $30.3 million for various foreign currencies, including $11.8 million for Australian dollars, $5.8 million for Swiss francs, $4.0 million for Indonesian rupiahs and $8.7 million for other currencies.

    Net gains of $200,000 and $600,000 associated with our derivatives not designated as hedging instruments were included in other income, net, in our condensed consolidated statements of income for the quarters ended March 31, 2011 and 2010, respectively.

    As of March 31, 2011, the estimated amount of net gains associated with derivatives, net of tax, that will be reclassified to earnings during the next twelve months was as follows (in millions):

Net unrealized gains to be reclassified to contract drilling expense	$1.8
Net realized losses to be reclassified to other income, net	(.3)
Net gains to be reclassified to earnings	$1.5

Note 5 - Accrued Liabilities and Other

    Accrued liabilities and other as of March 31, 2011 and December 31, 2010 consisted of the following (in millions):

	2011	2010

Deferred revenue	$ 49.6	$ 48.1
Personnel costs	39.3	58.0
Wreckage and debris removal	21.0	21.0
Taxes	20.7	22.1
Other	25.3	19.1
	$155.9	$168.3

Note 6 - Short-Term Debt

    Senior Notes

    On March 17, 2011, we issued $1,000.0 million aggregate principal amount of unsecured 3.25% senior notes due 2016 at a discount of $7.6 million and $1,500.0 million aggregate principal amount of unsecured 4.70% senior notes due 2021 at a discount of $29.6 million (collectively the “Notes”) in a public offering. Interest on the Notes is payable semiannually in March and September of each year.  The Notes were issued pursuant to an Indenture between us and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), dated March 17, 2011 (the “Indenture”), and a Supplemental Indenture between us and the Trustee, dated March 17, 2011 (the “Supplemental Indenture”).

    We intend to use the proceeds from the sale of the Notes to fund a portion of the cash consideration payable in connection with the proposed merger with Pride. However, in the event that, for any reason, (i) we do not consummate the merger prior to 5:00 p.m., New York City time, on February 3, 2012 or (ii) the merger agreement with Pride is terminated at any time before such time but after September 17, 2011, we must redeem all of the Notes at a redemption price equal to 102% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to the special mandatory redemption date. If the merger agreement with Pride is terminated at any time on or before September 17, 2011, we must redeem the Notes at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to the special mandatory redemption date. “Special mandatory redemption date” means the earlier to occur of (1) March 9, 2012, if the merger has not been consummated prior to 5:00 p.m., New York City time, on February 3, 2012, or (2) the 35th day (or if such day is not a business day, the first business day thereafter) following the termination of the merger agreement with Pride for any reason.

    Due to the aforementioned redemption features, the Notes were classified as short-term debt on our condensed consolidated balance sheet as of March 31, 2011 and will be reclassified as long-term debt in the event the merger is consummated within the timeframe described above.

    We may also redeem each series of the Notes, in whole or in part, at any time, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. The Notes, the Indenture and the Supplemental Indenture also contain customary events of default, including failure to pay principal or interest on the Notes when due, among others. The Supplemental Indenture contains certain restrictions, including, among others, restrictions on our ability and the ability of our subsidiaries to create or incur secured indebtedness, enter into certain sale/leaseback transactions and enter into certain merger or consolidation transactions.

    Bridge Term Facility

    On February 6, 2011, we entered into a bridge commitment letter (the “Commitment Letter”) with Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. (“Citi”). Pursuant to the Commitment Letter, DBCI and Citi committed to provide a $2,750.0 million unsecured bridge term loan facility (the “Bridge Term Facility”) to fund a portion of the cash consideration in the merger with Pride.  Upon receipt of the proceeds from the issuance of the Notes, we determined that we had adequate cash resources to fund the cash component of the consideration payable in connection with the proposed merger with Pride, and accordingly the Bridge Term Facility was terminated.

Note 7 – Share-Based Compensation

    Non-Vested Share Awards

    During the quarter ended March 31, 2011, we granted 495,050 non-vested share awards to our officers and certain other employees, pursuant to our 2005 Long-Term Incentive Plan ("LTIP").  These grants included retention awards that were granted to our officers and certain other key employees upon the announcement of our proposed merger with Pride, awards to certain of our officers for annual equity awards and awards granted to new or recently promoted employees. The retention award grants and the annual equity award grants to certain of our officers generally vest at a rate of 33% per year.  All other grants of non-vested share awards generally vest at a rate of 20% per year, as determined by a committee of the Board of Directors.  All non-vested share awards have voting and dividend rights effective on the date of grant and are measured using the market value of our shares on the date of grant. The weighted-average grant-date fair value of non-vested share awards granted during the quarter ended March 31, 2011 was $52.54 per share.  All non-vested share award grants were issued out of treasury.

    Performance Awards

    During the quarter ended March 31, 2011, we granted performance awards to certain of our officers as annual equity awards pursuant to our LTIP. Performance awards generally vest at the end of a three-year measurement period based on measurement against performance goals.  Our performance awards are classified as liability awards with compensation expense measured based on the estimated probability of attainment of the specified performance goals and recognized on a straight-line basis over the requisite service period. The aggregate grant-date fair value of performance awards granted during the quarter ended March 31, 2011 totaled $1.3 million.

    Share Option Awards

    During the quarter ended March 31, 2011, we granted 91,725 share options to certain officers as annual equity awards made pursuant to our LTIP.  The share options granted generally become exercisable in annual 33% increments over a three-year period and, to the extent not exercised, expire on the seventh anniversary of the grant date.  The following table summarizes the value of share options granted during the quarter ended March 31, 2011 (per share):

Weighted-average grant-date fair value	$19.31
Weighted-average exercise price	$55.34

    The exercise price of share options granted during the period equals the market value of the underlying stock on the date of grant. The fair value of each option award was estimated on the date of grant using the Black-Scholes option valuation model with the following weighted-average assumptions for the quarter ended March 31, 2011:

Risk-free interest rate	1.7%
Expected life (in years)	3.93
Expected volatility	52.2%
Dividend yield	2.5%

    Expected volatility is based on the historical volatility in the market price of our shares over the period of time equivalent to the expected term of the options granted. The expected term of options granted is derived from historical exercise patterns over a period of time equivalent to the contractual term of the options granted. We have not experienced significant differences in the historical exercise patterns among officers, employees and non-employee directors for them to be considered separately for valuation purposes. The risk-free interest rate is based on the implied yield of U.S. Treasury zero-coupon issues on the date of grant with a remaining term approximating the expected term of the options granted.

Note 8 - Comprehensive Income

    Accumulated other comprehensive income as of March 31, 2011 and December 31, 2010 was comprised of gains and losses on derivative instruments, net of tax. The components of comprehensive income, net of tax, for the quarters ended March 31, 2011 and 2010 were as follows (in millions):

	2011	2010

Net income	$65.5	$191.6
Other comprehensive income:
Net change in fair value of derivatives	2.9	(1.4)
Reclassification of gains and losses on derivative instruments from other comprehensive income into net income	(.8)	(1.3)
Net other comprehensive income (loss)	2.1	(2.7)
Comprehensive income	67.6	188.9
Comprehensive income attributable to noncontrolling interests	(.9)	(1.8)
Comprehensive income attributable to Ensco	$66.7	$187.1

Note 9 - Fair Value Measurements

       The following fair value hierarchy table categorizes information regarding our financial assets and liabilities measured at fair value on a recurring basis as of March 31, 2011 and December 31, 2010 (in millions):

	Quoted Prices	Significant
	in Active	Other	Significant
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

As of March 31, 2011
Supplemental executive retirement plan assets	$26.5	$ --	$ --	$26.5
Derivatives, net	--	13.2	--	13.2
Total financial assets	$26.5	$13.2	$ --	$39.7

As of December 31, 2010
Auction rate securities	$ --	$ --	$44.5	$44.5
Supplemental executive retirement plan assets	23.0	--	--	23.0
Derivatives, net	--	16.4	--	16.4
Total financial assets	$23.0	$16.4	$44.5	$83.9

    Auction Rate Securities

    As of December 31, 2010, we held long-term debt instruments with variable interest rates that periodically reset through an auction process ("auction rate securities") totaling $50.1 million (par value) and were included in other assets, net, on our condensed consolidated balance sheet. During the quarter ended March 31, 2011, $42.0 million (par value) of our auction rate securities were repurchased at par and $8.1 million (par value) were sold at 90% of par. Our auction rate securities were measured at fair value on a recurring basis using significant Level 3 inputs as of December 31, 2010. The following table summarizes the fair value measurements of our auction rate securities using significant Level 3 inputs, and changes therein, for the quarters ended March 31, 2011 and 2010 (in millions):

	2011	2010

Beginning Balance	$44.5	$60.5
Sales	(49.3)	(5.4)
Realized losses*	(.1)	--
Unrealized gains*	4.9	.3
Transfers in and/or out of Level 3	--	--
Ending balance	$ --	$55.4

*	Realized losses and unrealized gains are included in other income, net, in our condensed consolidated statements of income.

    Supplemental Executive Retirement Plans

    Our Ensco supplemental executive retirement plans (the "SERP") are non-qualified plans that provide for eligible employees to defer a portion of their compensation for use after retirement. Assets held in the SERP were marketable securities measured at fair value on a recurring basis using Level 1 inputs and were included in other assets, net, on our condensed consolidated balance sheets as of March 31, 2011 and December 31, 2010. The fair value measurement of assets held in the SERP was based on quoted market prices.

    Derivatives

    Our derivatives were measured at fair value on a recurring basis using Level 2 inputs as of March 31, 2011 and December 31, 2010. See "Note 4 - Derivative Instruments" for additional information on our derivatives, including a description of our foreign currency hedging activities and related methodologies used to manage foreign currency exchange rate risk. The fair value measurement of our derivatives was based on market prices that are generally observable for similar assets or liabilities at commonly-quoted intervals.

    Other Financial Instruments

    The carrying values and estimated fair values of our debt instruments as of March 31, 2011 and December 31, 2010 were as follows (in millions):

	March 31,		December 31,
	2011		2010
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

4.70% Senior Notes	$1,470.5	$1,488.9	$ --	$ --
3.25% Senior Notes	992.4	1,001.1	--	--
7.20% Debentures	148.9	168.4	148.9	165.0
6.36% Bonds, including current maturities	63.4	70.8	63.4	71.9
4.65% Bonds, including current maturities	45.0	50.0	45.0	50.6

    The estimated fair values of our 4.70% senior notes, 3.25% senior notes and 7.20% debentures were determined using quoted market prices. The estimated fair values of our 6.36% bonds and 4.65% bonds were determined using an income approach valuation model. The estimated fair values of our cash and cash equivalents, receivables, trade payables and other liabilities approximated their carrying values as of March 31, 2011 and December 31, 2010.

Note 10 - Income Taxes

    Our consolidated effective income tax rate for the quarter ended March 31, 2011 of 20.6% reflects the impact of $4.7 million of net income tax expense attributable to prior years, $3.2 million of which resulted from the recognition of a liability for unrecognized tax benefits associated with a tax position taken in a prior year.  Excluding the impact of the aforementioned items, our consolidated effective income tax rate for the quarter ended March 31, 2011 was 14.9% compared to a consolidated effective income tax rate of 17.8% in the prior year quarter.  The decrease was primarily attributable to the transfer of ownership of several of our drilling rigs among our subsidiaries in April 2010 and December 2010, which resulted in an increase in the relative components of our earnings generated in tax jurisdictions with lower tax rates.

Note 11- Discontinued Operations

    Rig Sales

    We sold jackup rigs ENSCO 50, ENSCO 51, ENSCO 57 and ENSCO 60 during the year ended December 31, 2010. The rigs’ operating results were reclassified as discontinued operations in our condensed consolidated statement of income for the quarter ended March 31, 2010.  The rigs' operating results were previously included within our Jackup operating segment.

    The following table summarizes income from discontinued operations for the quarter ended March 31, 2010 (in millions):

2010

Revenues	$12.6
Operating expenses	10.8
Operating income before income taxes	1.8
Income tax expense	1.4
Gain on disposal of discontinued operations, net	29.2
Income from discontinued operations	$29.6

             Debt and interest expense are not allocated to our discontinued operations.

Note 12 - Contingencies

    Shareholder Class Actions

    During the first quarter of 2011, six shareholder class action lawsuits were brought on behalf of the holders of Pride common stock against Pride, Pride’s directors and Ensco challenging Pride’s proposed merger with Ensco. The plaintiffs in such actions generally allege that each member of the Pride board of directors breached his or her fiduciary duties to Pride and its stockholders by authorizing the sale of Pride to Ensco for what plaintiffs deem “inadequate” consideration, failure to disclose material information concerning the proposed merger in the registration statement on Form S-4, that Pride directly breached and/or aided and abetted the other defendants’ alleged breach of fiduciary duties and/or that Ensco aided and abetted the alleged breach of fiduciary duties by Pride and its directors.  These lawsuits generally seek, among other remedies, to enjoin the defendants from consummating the merger on the agreed-upon terms.

    Three of these actions recently were consolidated in Delaware and the remaining three recently were consolidated in Texas.  We intend to vigorously defend against all of these claims. At this time, we are unable to predict the outcome of these matters or estimate the extent to which we may be exposed to any resulting liability.  Although the outcome cannot be predicted, we do not expect these matters to have a material adverse effect on our financial position, operating results or cash flows.

    FCPA Internal Investigation

    Following disclosures by other offshore service companies announcing internal investigations involving the legality of amounts paid to and by customs brokers in connection with temporary importation of rigs and vessels into Nigeria, the Audit Committee of our Board of Directors and management commenced an internal investigation in July 2007. The investigation initially focused on our payments to customs brokers relating to the temporary importation of ENSCO 100, our only rig that operated offshore Nigeria during the pertinent period.

    As is customary for companies operating offshore Nigeria, we had engaged independent customs brokers to process customs clearance of routine shipments of equipment, materials and supplies and to process the ENSCO 100 temporary importation permits, extensions and renewals. One or more of the customs brokers that our subsidiary in Nigeria used to obtain the ENSCO 100 temporary import permits, extensions and renewals also provided this service to other offshore service companies that have undertaken Foreign Corrupt Practices Act ("FCPA") compliance internal investigations.

    The principal purpose of our investigation was to determine whether any of the payments made to or by our customs brokers were inappropriate under the anti-bribery provisions of the FCPA or whether any violations of the recordkeeping or internal accounting control provisions of the FCPA occurred. Our Audit Committee engaged a Washington, D.C. law firm with significant experience in investigating and advising upon FCPA matters to assist in the internal investigation.

    Following notification to the Audit Committee and to KPMG LLP, our independent registered public accounting firm, in consultation with the Audit Committee's external legal counsel, we voluntarily notified the United States Department of Justice and SEC that we had commenced an internal investigation. We expressed our intention to cooperate with both agencies, comply with their directives and fully disclose the results of the investigation. The internal investigation process has involved extensive reviews of documents and records, as well as production to the authorities, and interviews of relevant personnel. In addition to the temporary importation of ENSCO 100, the investigation has examined our customs clearance of routine shipments and immigration activities in Nigeria.

    Our internal investigation has essentially been concluded. Discussions were held with the authorities to review the results of the investigation and discuss associated matters during 2009 and the first half of 2010.  In May 2010, we received notification from the SEC Division of Enforcement advising that it does not intend to recommend any enforcement action.  We expect to receive a determination by the United States Department of Justice in the near-term.

    Although we believe the United States Department of Justice will take into account our voluntary disclosure, our cooperation with the agency and the remediation and compliance enhancement activities that are underway, we are unable to predict the ultimate disposition of this matter, whether we will be charged with violation of the anti-bribery, recordkeeping or internal accounting control provisions of the FCPA or whether the scope of the investigation will be extended to other issues in Nigeria or to other countries. We also are unable to predict what potential corrective measures, fines, sanctions or other remedies, if any, the United States Department of Justice may seek against us or any of our employees.

    In November 2008, our Board of Directors approved enhanced FCPA compliance recommendations issued by the Audit Committee's external legal counsel, and the Company embarked upon an enhanced compliance initiative that included appointment of a Chief Compliance Officer and a Director - Corporate Compliance. We engaged consultants to assist us in implementing the compliance recommendations approved by our Board of Directors, which include an enhanced compliance policy, increased training and testing, prescribed contractual provisions for our service providers that interface with foreign government officials, due diligence for the selection of such service providers and an increased Company-wide awareness initiative that includes periodic issuance of FCPA Alerts.

    Since ENSCO 100 completed its contract commitment and departed Nigeria in August 2007, this matter is not expected to have a material effect on or disrupt our current operations. As noted above, we are unable to predict the outcome of this matter or estimate the extent to which we may be exposed to any resulting potential liability, sanctions or significant additional expense.

    ENSCO 74 Loss

    In September 2008, ENSCO 74 was lost as a result of Hurricane Ike in the Gulf of Mexico.  Portions of its legs remained underwater adjacent to the customer's platform, and the sunken rig hull of ENSCO 74 was located approximately 95 miles from the original drilling location when it was struck by an oil tanker in March 2009.  During the fourth quarter of 2010, wreck removal operations on the sunken rig hull of ENSCO 74 were completed.

    We believe it is probable that we are required to remove the leg sections of ENSCO 74 remaining adjacent to the customer's platform because they may interfere with the customer's future operations, in addition to the removal of related debris.  We estimate the leg and related debris removal costs to range from $21.0 million to $35.0 million. We expect the cost of removal of the legs and related debris to be fully covered by our insurance.

    Physical damage to our rigs caused by a hurricane, the associated "sue and labor" costs to mitigate the insured loss and removal, salvage and recovery costs are all covered by our property insurance policies subject to a $50.0 million per occurrence self-insured retention.  Coverage for ENSCO 74 sue and labor costs and wreckage and debris removal costs under our property insurance policies is limited to $25.0 million and $50.0 million, respectively. Supplemental wreckage and debris removal coverage is provided under our liability insurance policies, subject to an annual aggregate limit of $500.0 million. We also have a customer contractual indemnification that provides for reimbursement of any ENSCO 74 wreckage and debris removal costs that are not recovered under our insurance policies.

    A $21.0 million liability, representing the low end of the range of estimated leg and related debris removal costs, and a corresponding receivable for recovery of those costs was recorded as of March 31, 2011 and included in accrued liabilities and other and other assets, net, on our condensed consolidated balance sheet.

    In March 2009, we received notice from legal counsel representing certain underwriters in a subrogation claim alleging that ENSCO 74 caused a pipeline to rupture during Hurricane Ike.  In September 2009, civil litigation was filed seeking damages for the cost of repairs and business interruption in an amount in excess of $26.0 million. Based on information currently available, primarily the adequacy of available defenses, we have not concluded that it is probable a liability exists with respect to this matter.

    In March 2009, the owner of the oil tanker that struck the hull of ENSCO 74 commenced civil litigation against us seeking monetary damages of $10.0 million for losses incurred when the tanker struck the sunken hull of ENSCO 74. Based on information currently available, primarily the adequacy of available defenses, we have not concluded that it is probable a liability exists with respect to this matter.

    We filed a petition for exoneration or limitation of liability under U.S. admiralty and maritime law in September 2009. The petition seeks exoneration from or limitation of liability for any and all injury, loss or damage caused, occasioned or occurred in relation to the ENSCO 74 loss in September 2008. The owner of the tanker that struck the hull of ENSCO 74 and the owners of four subsea pipelines have presented claims in the exoneration/limitation proceedings.  The matter is scheduled for trial in March 2012.

    We have liability insurance policies that provide coverage for claims such as the tanker and pipeline claims as well as removal of wreckage and debris in excess of the property insurance policy sublimit, subject to a $10.0 million per occurrence self-insured retention for third-party claims and an annual aggregate limit of $500.0 million. We believe all liabilities associated with the ENSCO 74 loss during Hurricane Ike resulted from a single occurrence under the terms of the applicable insurance policies. However, legal counsel for certain liability underwriters have asserted that the liability claims arise from separate occurrences. In the event of multiple occurrences, the self-insured retention is $15.0 million for two occurrences and $1.0 million for each occurrence thereafter.

    Although we do not expect final disposition of the claims associated with the ENSCO 74 loss to have a material adverse effect upon our financial position, operating results or cash flows, there can be no assurances as to the ultimate outcome.

    ENSCO 69

    We have filed an insurance claim under our package policy, which includes coverage for certain political risks, and are evaluating legal remedies against Petrosucre, a subsidiary of Petróleos de Venezuela S.A., the national oil company of Venezuela, for contractual and other ENSCO 69 related damages. ENSCO 69 has an insured value of $65.0 million under our package policy, subject to a $10.0 million deductible.

    In September 2009, legal counsel acting for the package policy underwriters denied coverage under the package policy and reserved rights.  In March 2010, we commenced litigation to recover on our political risk package policy claim. Our lawsuit seeks recovery under the policy for the loss of ENSCO 69 and includes claims for wrongful denial of coverage, breach of contract, breach of the Texas insurance code, failure to timely respond to the claim and bad faith. Our lawsuit seeks actual damages in the amount of $55.0 million (insured value of $65.0 million less a $10.0 million deductible), punitive damages and attorneys' fees. In July 2010, we agreed with underwriters to submit the matter to arbitration which is expected to commence in the near-term.

    We were unable to conclude that collection of insurance proceeds associated with ENSCO 69 was probable as of March 31, 2011. Accordingly, no ENSCO 69 related insurance receivables were recorded on our condensed consolidated balance sheet as of March 31, 2011.

    ENSCO 29 Wreck Removal

    A portion of the ENSCO 29 platform drilling rig was lost over the side of a customer's platform as a result of Hurricane Katrina during 2005. Although beneficial ownership of ENSCO 29 was transferred to our insurance underwriters when the rig was determined to be a total loss, management believes we may be legally required to remove ENSCO 29 wreckage and debris from the seabed and currently estimates the removal cost could range from $5.0 million to $15.0 million. Our property insurance policies include coverage for ENSCO 29 wreckage and debris removal costs up to $3.8 million. We also have liability insurance policies that provide specified coverage for wreckage and debris removal costs in excess of the $3.8 million coverage provided under our property insurance policies.

    Our liability insurance underwriters have issued letters reserving rights and effectively denying coverage by questioning the applicability of coverage for the potential ENSCO 29 wreckage and debris removal costs.  During 2007, we commenced litigation against certain underwriters alleging breach of contract, wrongful denial, bad faith and other claims which seek a declaration that removal of wreckage and debris is covered under our liability insurance, monetary damages, attorneys' fees and other remedies. The matter is scheduled for trial in June 2011.

    While we anticipate that any ENSCO 29 wreckage and debris removal costs incurred will be largely or fully covered by insurance, a $1.2 million provision, representing the portion of the $5.0 million low end of the range of estimated removal cost we believe is subject to liability insurance coverage, was recognized during 2006.

    Asbestos Litigation

    During 2004, we and certain current and former subsidiaries were named as defendants, along with numerous other third-party companies as co-defendants, in three multi-party lawsuits filed in Mississippi. The lawsuits sought an unspecified amount of monetary damages on behalf of individuals alleging personal injury or death, primarily under the Jones Act, purportedly resulting from exposure to asbestos on drilling rigs and associated facilities during the period 1965 through 1986.

    In compliance with the Mississippi Rules of Civil Procedure, the individual claimants in the original multi-party lawsuits whose claims were not dismissed were ordered to file either new or amended single plaintiff complaints naming the specific defendant(s)  against whom they intended to pursue claims. As a result, out of more than 600 initial multi-party claims, we have been named as a defendant by 65 individual plaintiffs. Of these claims, 62 claims or lawsuits are pending in Mississippi state courts and three are pending in the U.S. District Court as a result of their removal from state court.

    To date, written discovery and plaintiff depositions have taken place in eight cases involving us.  None of the cases pending against us in Mississippi state court are included within those selected cases.

    We intend to continue to vigorously defend against these claims and have filed responsive pleadings preserving all defenses and challenges to jurisdiction and venue. However, discovery is still ongoing and, therefore, available information regarding the nature of all pending claims is limited. At present, we cannot reasonably determine how many of the claimants may have valid claims under the Jones Act or estimate a range of potential liability exposure, if any.

    In addition to the pending cases in Mississippi, we have two other asbestos or lung injury claims pending against us in litigation in other jurisdictions. Although we do not expect the final disposition of the Mississippi and other asbestos or lung injury lawsuits to have a material adverse effect upon our financial position, operating results or cash flows, there can be no assurances as to the ultimate outcome of the lawsuits.

    Working Time Directive

    Legislation known as the U.K. Working Time Directive ("WTD") was introduced during 2003 and may be applicable to our employees and employees of other drilling contractors that work offshore in U.K. territorial waters or in the U.K. sector of the North Sea. Certain trade unions representing offshore employees have claimed that drilling contractors are not in compliance with the WTD in respect of paid time off (vacation time) for employees working offshore on a rotational basis (generally equal time working and off).

    A Labor Tribunal in Aberdeen, Scotland, rendered decisions in claims involving other offshore drilling contractors and offshore service companies in February 2008. The Tribunal decisions effectively held that employers of offshore workers in the U.K. sector employed on an equal time on/time off rotation are obligated to accord such rotating personnel two-weeks annual paid time off from their scheduled offshore work assignment period. Both sides of the matter, employee and employer groups, appealed the Tribunal decision. The appeals were heard by the Employment Appeal Tribunal ("EAT") in December 2008.

    In an opinion rendered in March 2009, the EAT determined that the time off work enjoyed by U.K. offshore oil and gas workers, typically 26 weeks per year, meets the amount of annual leave employers must provide to employees under the WTD. The employer group was successful in all arguments on appeal, as the EAT determined that the statutory entitlement to annual leave under the WTD can be discharged through normal field break arrangements for offshore workers. As a consequence of the EAT decision, an equal time on/time off offshore rotation has been deemed to be fully compliant with the WTD.  The employee group (led by a trade union) was granted leave to appeal to the highest civil court in Scotland (the Court of Session).  A hearing on the appeal occurred in June 2010, and a decision was rendered in October 2010 in favor of the employer group.  The employee group has appealed to the U.K. Supreme Court, and a hearing is scheduled in October 2011.

    Based on information currently available, we do not expect the ultimate resolution of these matters to have a material adverse effect on our financial position, operating results or cash flows.

    Other Matters

    In addition to the foregoing, we are named defendants or parties in certain other lawsuits, claims or proceedings incidental to our business and are involved from time to time as parties to governmental investigations or proceedings, including matters related to taxation, arising in the ordinary course of business. Although the outcome of such lawsuits or other proceedings cannot be predicted with certainty and the amount of any liability that could arise with respect to such lawsuits or other proceedings cannot be predicted accurately, we do not expect these matters to have a material adverse effect on our financial position, operating results or cash flows.

Note 13 - Segment Information

    In connection with the Merger and resulting management reorganization, we evaluated our then-current core assets and operations and organized them into three segments based on water depth operating capabilities. Accordingly, we now consider our business to consist of three reportable segments: (1) Deepwater, which consists of our rigs capable of drilling in water depths of 4,500 feet or greater, (2) Midwater, which consists of our semisubmersible rigs capable of drilling in water depths of 4,499 feet or less and (3) Jackup, which consists of our jackup rigs capable of operating in water depths up to 400 feet. Each of our three reportable segments provides one service, contract drilling.  We also own one barge rig, which is included in “Other.”

    As a result of our reorganization to three reportable segments, we retrospectively reclassified the segment information included herein to conform to the post-Merger presentation.  Reclassified segment information for the quarters ended March 31, 2011 and 2010 is presented below (in millions). General and administrative expense and depreciation expense incurred by our corporate office are not allocated to our operating segments for purposes of measuring segment operating income and were included in "Reconciling Items." We measure segment assets as property and equipment.

Three Months Ended March 31, 2011

					Operating
					Segments	Reconciling	Consolidated
	Deepwater	Midwater	Jackup	Other	Total	Items	Total

Revenues	$ 98.2	$ --	$ 263.3	$ --	$ 361.5	$ --	$ 361.5
Operating expenses Contract drilling (exclusive of depreciation)	40.9	--	150.3	0.4	191.6	--	191.6
Depreciation	16.3	--	42.4	0.4	59.1	.4	59.5
General and administrative	--	--	--	--	--	30.1	30.1
Operating income (loss)	$ 41.0	$ --	$ 70.6	$(0.8)	$ 110.8	$(30.5)	$ 80.3
Property and equipment, net	$3,008.7	$ --	$2,232.8	$14.0	$5,255.5	$ 3.6	$5,259.1

Three Months Ended March 31, 2010

					Operating
					Segments	Reconciling	Consolidated
	Deepwater	Midwater	Jackup	Other	Total	Items	Total

Revenues	$ 130.4	$ --	$ 318.2	$ --	$ 448.6	$ --	$ 448.6
Operating expenses Contract drilling (exclusive of depreciation)	45.0	--	137.0	0.4	182.4	--	182.4
Depreciation	9.8	--	40.9	0.7	51.4	.3	51.7
General and administrative	--	--	--	--	--	20.6	20.6
Operating income (loss)	$ 75.6	$ --	$ 140.3	$(1.1)	$ 214.8	$(20.9)	$ 193.9
Property and equipment, net	$2,341.5	$ --	$2,108.8	$28.1	$4,478.4	$ 4.2	$4,482.6

    Information about Geographic Areas

   As of March 31, 2011, our Deepwater operating segment consisted of three ultra-deepwater semisubmersible rigs located in the U.S. Gulf of Mexico, one ultra-deepwater semisubmersible rig located offshore French Guiana, one ultra-deepwater semisubmersible rig located in Singapore and three ultra-deepwater semisubmersible rigs under construction in Singapore. Our Jackup operating segment consisted of 40 jackup rigs deployed in various locations throughout Asia Pacific, Europe and Africa, North and South America and two ultra-high specification jackup rigs under construction in Singapore.  We also own one barge rig, which is included in "Other."

    Certain of our drilling rigs in the U.S. Gulf of Mexico have been or may be further affected by the regulatory developments and other actions that have or may be imposed by the U.S. Department of the Interior, including the regulations issued on September 30, 2010. The moratoriums/suspensions (which have been lifted), related Notices to Lessees ("NTLs"), delays in processing drilling permits and other actions are being challenged in litigation by Ensco and others. Utilization and day rates for certain of our drilling rigs have been negatively influenced due to regulatory requirements and delays in our customers’ ability to secure permits. Current or future NTLs or other directives and regulations may further impact our customers' ability to obtain permits and commence or continue deepwater or shallow-water operations in the U.S. Gulf of Mexico.

    During the quarter ended March 31, 2011, revenues provided by our drilling operations in the U.S. Gulf of Mexico totaled $132.1 million, or 37%, of our consolidated revenues. Of this amount, 63% was provided by our deepwater drilling operations in the U.S. Gulf of Mexico.  Prolonged actual or de facto delays, moratoria or suspensions of drilling activity in the U.S. Gulf of Mexico and associated new regulatory, legislative or permitting requirements in the U.S. or elsewhere could materially adversely affect our financial condition, operating results or cash flows.

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